                                                                    EXHIBIT 11.1
                           RAMBUS INC. AND SUBSIDIARY

                  STATEMENT RE: COMPUTATION OF LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

HISTORICAL NET INCOME (LOSS) PER SHARE

                                      YEAR ENDED SEPTEMBER        SIX MONTHS
                                               30,              ENDED MARCH 31,
                                     -------------------------  ----------------
                                      1994     1995     1996     1996     1997
                                     -------  -------  -------  -------  -------
                                                                  (UNAUDITED)
Net income (loss)..................  $(6,629) $(7,020) $(4,415) $(2,235) $   388
                                     =======  =======  =======  =======  =======
Shares used in computing net income
 (loss) per share:
  Weighted average common shares
   outstanding.....................    4,723    5,264    5,687    5,646    6,335
  Net effect of Convertible
   Preferred Stock (using the as
   converted method)...............      --       --       --       --    11,297
  Options issued within twelve
   months based on the Treasury
   Stock method....................      401      401      401      401      401
  Additional dilutive options......      --       --       --       --     2,050
                                     -------  -------  -------  -------  -------
                                       5,124    5,665    6,088    6,047   20,083
                                     =======  =======  =======  =======  =======
Net income (loss) per share........  $ (1.29) $ (1.24) $ (0.73) $ (0.37) $  0.02
                                     =======  =======  =======  =======  =======

PRO FORMA NET INCOME (LOSS) PER SHARE

                                                    YEAR ENDED     SIX MONTHS
                                                   SEPTEMBER 30,     ENDED
                                                       1996      MARCH 31, 1997
                                                   ------------- --------------
                                                                  (UNAUDITED)
Net income (loss).................................    $(4,415)      $   388
                                                      =======       =======
Pro forma shares used in computing net income
 (loss) per share:
  Weighted average common shares outstanding......      5,687         6,335
  Net effect of Convertible Preferred Stock (using
   the as converted method).......................     11,297        11,297
  Options issued within twelve months based on the
   Treasury Stock method..........................        401           401
  Additional dilutive options.....................        --          2,050
                                                      -------       -------
                                                       17,385        20,083
                                                      =======       =======
Pro forma net income (loss) per share.............    $ (0.25)      $  0.02
                                                      =======       =======